EXHIBIT 23.1

Cawley, Gillespie & Associates, Inc.
petroleum consultants

9601 AMBERGLEN BLVD., SUITE 117	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

As independent consultants, Cawley, Gillespie & Associates, Inc. hereby consents to the inclusion of the information included in this Annual Report on Form 10-K with respect to the oil and gas reserves of Isramco, Inc., effective as of December 31, 2016. We hereby further consent to all references to our firm included in this Annual Report on Form 10-K.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas
March 10, 2017